                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]    Preliminary Proxy Statement             [ ]  Confidential, for
                                                    Use of the Commission Only
                                                    (as permitted by Rule
                                                    14c-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 SCHAWK, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule  14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

- --------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
(5)      Total fee paid:

- --------------------------------------------------------------------------------
[ ]      Fee paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

- --------------------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
(3)      Filing Party:

- --------------------------------------------------------------------------------
(4)      Date Filed:

- --------------------------------------------------------------------------------

                                  SCHAWK, INC.
                                1695 RIVER ROAD
                         DES PLAINES, ILLINOIS 60018

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1996



To the Stockholders of SCHAWK, INC.:


Notice is hereby given that the 1996 Annual Meeting of the Stockholders of Schawk, Inc. will be held at 10:00 a.m. (local time), Wednesday, May 15, 1996, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, for the following purposes:

         1.      Election of the Board of Directors for Schawk, Inc.

         2. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on March 18, 1996, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at said meeting and any adjournment or adjournments thereof. The stock transfer books of Schawk, Inc. will not be closed.


                                             By Order of the Board of Directors,




Des Plaines, Illinois                        A. ALEX SARKISIAN, Esq.
April 5, 1996                                Secretary

                                  SCHAWK, INC.
                                1695 RIVER ROAD
                         DES PLAINES, ILLINOIS 60018
                                 (847) 827-9494


                               PROXY STATEMENT

                 FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, MAY 15, 1996

                                 INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Schawk, Inc. ("Schawk" or the "Company") for use at the 1996 Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), Wednesday, May 15, 1996, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Proxy are first being mailed on or about April 5, 1996, to stockholders of record at the close of business on March 18, 1996.

         On December 30, 1994, the corporation previously known as Schawk, Inc. ("Old Schawk"), Lincoln Graphics, Inc. ("Lincoln Graphics") and Flexo Graphics, Inc. ("Flexo Graphics") (collectively the "Old Schawk Companies") were merged (the "Merger") with and into the Company's predecessor, Filtertek, Inc. ("Filtertek"). Upon consummation of the Merger, Filtertek changed its
name to "Schawk, Inc."   The Company's operations presently consist of two
segments, its graphics arts business (the "Imaging and Information Technologies Group") and its plastics business (the "Plastics Group"). The Plastics Group is comprised primarily of what was the business of Filtertek prior to the Merger and the Imaging and Information Technologies Group is comprised primarily of what was the business of the Old Schawk Companies.

PROPOSALS

         The purpose of the meeting is to (i) elect the Board of Directors of the Company, and (ii) transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PROXIES AND SOLICITATION

         Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by (i) executing a subsequent proxy; (ii) notifying the Secretary of the Company of such revocation in a written notice received by him at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or facsimile, by Directors of the Company (each a "Director" and collectively, the "Directors") and executive officers and regular employees of the Company. The Company does not now expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies. First Chicago Trust Company of New York, the transfer agent and registrar of the Company's Class A Common Stock, may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.

         Shares of the Company represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. Unless otherwise instructed in the proxy, the agent named in the proxy intends to cast the proxy votes FOR the election of the nominees for Directors of Schawk, and in the best judgement of the persons named in the proxy as agent, upon any other matters which may properly come before the Annual Meeting.

         Assuming a quorum is present, an affirmative vote of the holders of a plurality of the shares, present and voting at the meeting, is required for a nominee to be elected as a Director. Therefore, abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors.

QUORUM REQUIREMENTS AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the Company's Class A Common Stock outstanding on the record date is required for a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the stockholders for a vote, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote at the Annual Meeting.

         As to all anticipated votes, each share of Class A Common Stock will have one (1) vote as to each matter to be voted on at the Annual Meeting. Stockholders entitled to vote or to execute proxies are stockholders of record at the close of business on March 18, 1996. The Company had 19,315,107 shares of Class A Common Stock outstanding on such date. The stock transfer books of the Company will not be closed.


                             ELECTION OF DIRECTORS

         At the meeting, ten Directors are to be elected for the Company. Each of the elected Directors will hold office for a term of one year, expiring at the Annual Meeting of Stockholders to be held in 1997, and thereafter until a successor shall be duly elected and qualified. Unless authority to vote is withheld, proxies received in response to this solicitation will be voted FOR the election of the nominees named hereafter, each of whom presently serves as a Director of the Company. It is not contemplated that any of the nominees will be unable, or will decline to serve; however, if such situation arises, the shares represented by the proxies being solicited will be voted FOR the election of a nominee or nominees designated by the Board of Directors of the Company.

         The Board of Directors are responsible for the overall affairs of the Company. The Board of Directors had five meetings in 1995. Each member of the Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such Director served.

         The Board of Directors currently has an Executive Committee, an Audit Committee, a 401(k) Administration Committee and an Option Committee, whose members are elected by the Board of Directors. The present members of the Executive Committee are: Clarence W. Schawk, David A. Schawk, Ronald J. Kay,
A. Alex Sarkisian and John T. McEnroe. The Executive Committee is authorized to act on behalf of the Board of Directors in the management of the businesses and the affairs of the Company and acts as the Compensation Committee for the Board of Directors. The Executive Committee met six times in 1995.

         Judith W. McCue, Robert F. Meinken and Hollis W. Rademacher have been appointed as members of the Audit Committee. The Audit Committee recommends the selection of the Company's independent public accountants, reviews and approves their fee arrangements, examines their detailed findings and reviews areas of possible conflicts of interest and sensitive payments. The Audit Committee met five times in 1995.

         The 401(k) Administration Committee is composed of David A. Schawk, Marie Meisenbach Graul, A. Alex Sarkisian and Larry Larkin. The 401(k) Administration Committee reviews and selects the agent managing the 401(k) plan and evaluates the participative values. The 401(k) Administration Committee met one time in 1995.

         The Option Committee members are Judith W. McCue, Robert F. Meinken, John T. McEnroe and Hollis W. Rademacher. The Option Committee evaluates the performance of key personnel and makes incentive rewards in the form of future exercisable options. The Option Committee met one time in 1995.

         The following is a list of the nominees for election as Directors of the Company followed by a brief biographic statement of each nominee:

                      NOMINEES FOR ELECTION AS DIRECTORS
                                OF THE COMPANY
                      ------------------------------------

                              CLARENCE W. SCHAWK
                               DAVID A. SCHAWK
                           A. ALEX SARKISIAN, ESQ.
                            MARIE MEISENBACH GRAUL
                                RONALD K. KAY
                                 LARRY LARKIN
                            JUDITH W. MCCUE, ESQ.
                              ROBERT F. MEINKEN
                            JOHN T. MCENROE, ESQ.
                             HOLLIS W. RADEMACHER


         Clarence W. Schawk has been Chairman of the Board of the Company since September 1992, when he was also appointed to the Executive Committee. He served as Chief Executive Officer of Filtertek from September 1992 until February 1993. Clarence W. Schawk also served as Chairman of the Board of Old Schawk from 1953 until the Merger and served as Chief Executive Officer until June 1994. He is the father of David A. Schawk, President and Chief Executive Officer of the Company. Clarence W. Schawk previously served as President and a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 70

         David A. Schawk was appointed Chief Operating Officer of the Company in September 1992, and elected Chief Executive Officer and President in February 1993. He was appointed to the Board of Directors in September 1992. David A. Schawk served as the President of Old Schawk from 1987 until the Merger and was appointed Chief Executive Officer in June 1994. David A. Schawk serves on the Company's Executive and 401(k) Administration Committees. David
A. Schawk is the son of Clarence W. Schawk. David A. Schawk currently serves as a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 40

         A. Alex Sarkisian, Esq., was appointed to the Company's Board of Directors and as Corporate Secretary in September 1992 and, in 1994, was appointed Executive Vice President. Mr. Sarkisian was also appointed President of the Company's Imaging and Information Technologies Group effective as of January 1995. Mr. Sarkisian was the Executive Vice President and Secretary of Old Schawk and held such positions since 1988 and 1986, respectively. Mr. Sarkisian also served as a Director of Old Schawk until the Merger. He is a member of the Executive and 401(k) Administration Committees. Age: 44

         Marie Meisenbach Graul was appointed Treasurer, Public Information Officer and Director of the Company in September 1992 and was appointed Chief Financial Officer in 1994. Ms. Graul was also the Chief Financial Officer and Treasurer of Old Schawk from 1989 until the Merger. Prior thereto, Ms. Graul was Vice President and

Financial Analyst from 1987 to 1989 for J & W Seligman and Company, a money management firm in New York, New York. Ms. Graul is a member of the 401(k) Administration Committee. Age: 40

         Ronald J. Kay was appointed President, Plastics Group in February 1993 and to the Company's Board of Directors in August 1993, and is a member of the Executive Committee. He was President of RJK Associates, specializing in management, consulting and international joint venturing, from 1991 through 1993. Prior to 1991, he served in general management and financial assignments with Recon/Optical Inc. from 1984 to 1991, with Martin Marietta Corporation from 1981 to 1984, and with Honeywell Corporation from 1971 to 1981. He serves on the Board of Directors of K & S Manufacturing, a family-owned fastener business. Age: 48

         Larry Larkin began his employment with Filtertek as Director of Corporation Quality in October 1986. He was elected Executive Vice President of the Company in 1987. He was appointed a Director of the Company in 1988 and a member of the 401(k) Administration Committee in 1992. Age: 57

         Judith W. McCue has been a partner with McDermott, Will & Emery since 1995. Prior thereto, Ms. McCue was a partner with Keck, Mahin & Cate where she practiced from 1972-1995. Ms. McCue was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 47

         Robert F. Meinken has been a retired private investor and businessman since 1988 after an extensive career in sales and marketing. Mr. Meinken was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 70

         John T. McEnroe, Esq., has been a partner with the law firm of Vedder, Price, Kaufman & Kammholz, and counsel to Filtertek, since May 1992. Prior to this position, he was a partner with the law firm of Keck, Mahin & Cate where he practiced from 1976 to 1992. Mr. McEnroe was appointed a Director of the Company in September 1992 and is a member of the Executive and Option Committees. Mr. McEnroe also served as a Director of Old Schawk until the Merger. Age: 44

         Hollis W. Rademacher held various positions with Continental Bank, N.A., Chicago, Illinois, from 1957 to 1993 and was Chief Financial Officer of Continental Bank Corporation, Chicago, Illinois, from 1988 to 1993. Mr. Rademacher is currently self-employed in the fields of consulting and investments in Chicago, Illinois. Mr. Rademacher is a member of the Audit and Option Committees. Age: 60

         Currently, all Directors who are not employees of the Company (except for Mr. McEnroe) receive a $500 fee for attendance at each regularly scheduled or special board or committee meeting. All non-employee Directors are also reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. In addition, certain of the Directors have received options under the Company's 1991 Outside Directors' Formula Stock Option Plan (the "Outside Directors' Plan"). See "Executive Compensation -- Stock Option Plans -- 1991 Outside Directors' Formula Stock Option Plan."

                            EXECUTIVE COMPENSATION

         The table below sets forth certain information for fiscal years 1995, 1994 and 1993 with respect to the annual and other compensation paid by the Company to: (i) the Chairman of the Board of Directors; (ii) the President and Chief Executive Officer; and (iii) the other executive officers of the Company who were most highly compensated in 1995 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.


                                                    Summary Compensation Table
                                                                                                     Long-Term
                                                                                                    Compensation
                                                    Annual Compensation                                Awards
                            --------------------------------------------------------------------  ----------------
         Name and                                                                Other Annual                          All Other
    Principal Position        Year          Salary                Bonus          Compensation       Options/SARs     Compensation(5)
- --------------------------- ------- -----------------------  --------------- -------------------  ----------------  ----------------
Clarence W. Schawk,           1995   $ 273,450(2)                   --               --                --             $7,500
Chairman(1)                   1994     223,349(2)           $2,325,000(2)            --           $30,030(3)           7,500
                              1993     223,349(2)            2,150,664(2)       $39,148(2)         30,030(3)           8,994


David A. Schawk,              1995     356,250(2)                    --          12,239(2)               --            7,500
President and CEO(1)          1994     146,772(2)            1,300,000(2)        12,999(2)         30,030(3)           7,500
                              1993     146,772(2)            1,202,962(2)        13,646(2)         30,030(3)           8,994

A. Alex Sarkisian,            1995     150,000(2)               57,000(2)         8,086(2)              --             7,500
Executive Vice President      1994     135,000(2)              225,000(2)         8,086(2)         13,013(4)           7,500
and Secretary                 1993     130,000(2)              190,000(2)         8,086(2)         13,013(4)           8,994


Marie Meisenbach Graul,       1995     96,667(2)                20,000(2)             --                --             7,500
Chief Financial Officer,      1994     95,000(2)                85,000(2)             --           11,011(4)           4,750
Treasurer and Public          1993     90,000(2)                50,000(2)             --           11,011(4)           8,484
Information Officer

Ronald J. Kay, President,     1995    171,628                       --                --           11,000              3,000
Plastics Group(1)             1994    160,550                   32,000                --           13,813                867
                              1993    130,000                       --                --           12,462                 --

_________________
(1) Clarence W. Schawk became Chairman of the Board and Chief Executive Officer of the Company in September 1992, when Old Schawk effectively acquired 61.0% of Filtertek. David A. Schawk became Chief Operating Officer in September 1992, and Chief Executive Officer and President in February 1993. Ronald J. Kay was appointed President, Plastics Group North American Operations in February 1993.

(2) Prior to the Merger, which was effective December 30, 1994, Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian and Marie Meisenbach Graul received no cash compensation from Filtertek, but were compensated by Old Schawk for services provided to Old Schawk, including management of its investment in Filtertek. These individuals were compensated directly by the Company for 1995.

(3) Clarence W. Schawk and David A. Schawk were each granted options for 5,005 shares under the Outside Directors' Plan and 25,025 shares under the 1988 Equity Option Plan.

(4) A. Alex Sarkisian and Marie Meisenbach Graul were each granted options for 5,005 shares under the Outside Directors' Plan. The remaining shares were granted under the 1988 Equity Option Plan.

(5) Reflects matching contributions made pursuant to the Company's 401(k) plans to the accounts of such individuals.

         The table below sets forth certain information with respect to stock options granted during fiscal 1995 to the Named Executive Officers.


                           Option/SAR Grants in 1995

                            Number of                                             Potential Realizable Value
                            Shares of      Percentage of                          at Assumed Annual Rates of
                             Class A           Total                             Stock Price Appreciation for
                           Common Stock    Options/SARs                                 Option Term(1)
                            Underlying      Granted to     Exercise             ------------------------------
                           Options/SARs    Employees in     Price    Expiration
          Name               Granted      Fiscal Year(2)    ($/Sh)      Date          5%($)          10%($)
- ------------------------ --------------- ---------------- --------- ----------- --------------- ----------------
Clarence W. Schawk              --              --            --         --             --             --
David A. Schawk                 --              --            --         --             --             --
A. Alex Sarkisian               --              --            --         --             --             --
Marie M. Graul                  --              --            --         --             --             --
Ronald J. Kay               11,000(2)           7.5%        $7.75     7-26-05       $53,613        $135,867

_________________

(1) The amounts set forth represent the value that would be received by the Named Executive Officers upon exercise of the option on the date before the expiration date of the option based upon assumed annual growth rates in the market value of the Company's shares of 5% and 10%, rates prescribed by applicable SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's shares and other factors such as the general condition of the stock markets and the timing of the exercise of the options.

(2) Represents shares granted under the 1988 Equity Option Plan.

    The table below sets forth certain information with respect to options and SARs exercised by the Named Executive Officers during fiscal 1995 and with respect to options and SARs held by the Named Executive Officers at the end of fiscal 1995. The value realized upon exercise of options and SARs is based upon the closing price of the Company's shares on the respective exercise dates as reported on the NYSE. The value of unexercised options and SARs at the end of fiscal 1995 is based on the closing price of $6.625 reported on the NYSE on December 29, 1995, the last trading day of fiscal 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised         In-the-Money
                                                         Options/SARs at             Options/SARs
                             Shares                     December 29, 1995         at December 29, 1995
                            Acquired               --------------------------- --------------------------
Name                       Exercise (#)  Realized  Exercisable   Unexercisable Exercisable  Unexercisable
- ----                       ------------ ---------- -----------   ------------- -----------  -------------
Clarence W. Schawk              --          --       48,379       11,681           --             --
David A. Schawk                 --          --       48,379       11,681           --             --
A. Alex Sarkisian               --          --       20,018        6,008           --             --
Marie M. Graul                  --          --       16,682        5,340           --             --
Ronald J. Kay                   --          --       25,336       11,939           --             --


EMPLOYMENT AND NON-COMPETITION AGREEMENTS

         In January 1991, Old Schawk entered into employment agreements with Clarence W. Schawk and David A. Schawk to serve as executive officers. These agreements, upon review of comparable base salaries for executives of similarly situated companies, have been amended and restated effective October 1, 1994, and were assumed by the Company by operation of law as a result of the Merger after approval by the Board of Directors of the Company (David A. Schawk and Clarence W. Schawk abstaining from such vote). Each employment agreement, as amended and restated in October 1994, provides for an initial term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. Each employment agreement provides for payment of a base salary, adjustable annually by the Board of Directors based upon a merit review and to account for inflation, as well as an annual bonus consisting of short- and long-term incentives. Clarence W. Schawk's employment agreement provided for a base salary of $500,000 for the calendar year 1995, and David A. Schawk's employment agreement provides for a base salary of $400,000 for the calendar year 1995. The short-term EVA-based plan contemplates cash payments of 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million with respect to Clarence W. Schawk and David A. Schawk, respectively. "Adjusted net income" means annual net income after taxes, but before bonuses to the Chairman and the President of the Company and amortization of goodwill resulting from acquisitions of the Company consummated after January 1, 1995. The amounts of such cash payments are subject to adjustment based upon the Company's financial performance during the relevant fiscal year. The long-term plan contemplates a non-cash distribution of options calculated to equal 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million for Clarence W. Schawk and David A. Schawk, respectively. The employment agreements contain non-competition provisions which are effective during the term of the agreements and for two years after termination and are intended to provide for severance payments for 48 months following termination of employment without cause. The employment agreements further provide that, following a "change in control" (as defined in the agreements), the Company may not terminate the executive's employment without cause.

         Filtertek entered into an employment agreement (the "Agreement") with Ronald J. Kay, the term of which commenced March 1, 1993 (subject to automatic renewal for an additional year unless proper notice of termination is given by the Company). The Agreement provides for an annual salary of $156,000, adjusted annually based on changes in the Consumer Price Index. Additionally, the Agreement entitles Mr. Kay to an annual bonus ranging from 20% to 40% of his respective annual salary subject to attaining certain performance goals. Mr. Kay did not receive a bonus for 1995 under the Agreement. Upon termination without cause, the Agreement provides for severance pay equal to six months of annual salary.

STOCK OPTION PLANS

1988 Equity Option Plan

         On March 25, 1988, the Company adopted the 1988 Equity Option Plan ("Stock Incentive Plan") pursuant to which 2,252,250 shares of Class A Common Stock are reserved for issuance pursuant to options and other benefits which may be granted to officers, key employees and non-affiliated directors. The Option Committee of the Board of Directors will administer the Stock Incentive Plan. Under the Stock Incentive Plan, the Option Committee is authorized to determine the officers and other key employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each award, its term and any applicable vesting provisions.

         The Option Committee may award non-qualified stock options ("NSOs") or incentive stock options ("ISOs"), shares of restricted stock or stock appreciation rights under the Stock Incentive Plan. The exercise price with respect to any ISOs may not be less than the fair market value of the Class A Common Stock on the date of grant and the exercise price with respect to any NSOs may not be less than eighty-five percent (85%) of the fair market value of the Class A Common Stock on the date of grant. "Fair market value" will be determined by averaging the highest and lowest sales prices for the Class A Common Stock reported on the NYSE on the date of the grant.

         Shares of Class A Common Stock granted as restricted stock under the Stock Incentive Plan will be restricted as to transfer and subject to forfeiture prior to the expiration of the restriction period determined by the Option Committee. The expiration of the restriction period may be tied to the attainment of certain performance objectives or based upon a period of continued employment. To the extent that the restriction period expires, the shares of Class A Common Stock will be released to the award recipient free of all restrictions. If the performance objectives are not met in the required time period or if the recipient's employment terminates prior to completing the required service period, the recipient's right to the shares will be forfeited.

         Stock appreciation rights may be granted alone or with respect to options granted concurrently or previously under the Stock Incentive Plan.
Each stock appreciation right permits the recipient thereof to receive a cash payment equal to the difference between the fair market value of the Class A Common Stock on the date the stock appreciation right is exercised and such fair market value on the date the stock appreciation right was awarded. To the extent that a stock appreciation right was awarded with respect to an option, exercise of the stock appreciation right will result in a pro rata extinguishment of such option.

         NSOs or ISOs may be granted to officers and other key employees of the Company. The right of the recipient to exercise the options will be subject to such vesting and forfeiture requirements and provisions as determined by the Option Committee and must be exercised within 10 years of the date of grant.

1991 Outside Directors' Formula Stock Option Plan

         The Company's Outside Directors' Plan, as amended, provides that each "Outside Director" (defined in the Outside Directors' Plan as any Director who is not a compensated employee of the Company) receive a non-qualified stock option to purchase 5,000 shares upon his or her election, and subsequent re-election, to the Board of Directors at an exercise price equal to the fair value of such shares on the date of election or re-election as a Director.
Only the number of shares specified by such formula is eligible for grant under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are exercisable for a term of 10 years from the date of grant and vest in one-third increments on the date of grant and on the first and second anniversaries of the date of grant. In 1993, options to purchase 5,005 shares (as adjusted to reflect the conversion of paired shares of the Company to shares of Class A Common Stock) were granted under this plan to each of Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, Marie Meisenbach Graul, John T. McEnroe, Judith W. McCue and Robert
F. Meinken at a per share exercise price of $8.625, and in 1994 each of such Directors received additional options to purchase 5,005 shares (as adjusted) at a per share exercise price of $9.750. In 1995, Mr. McEnroe, Ms. McCue, Mr. Meinken and Mr. Rademacher each received options to purchase 5,000 shares at a per share exercise price of $8.625.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All decisions regarding the compensation of the Company's executive officers are made by the Executive Committee of the Board of Directors, except for awards under the Stock Incentive Plan which are administered by the Option Committee. The members of the Executive Committee are Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, Ronald J. Kay and John T. McEnroe. Mr. McEnroe does not receive cash compensation from the Company. The Option Committee is comprised of the Company's Outside Directors. Mr. Sarkisian and Mr. Kay participated in the deliberations of the Executive Committee with regard to the compensation of executive officers other than themselves.

         In connection with the Merger, Filtertek and Clarence W. Schawk, David
A. Schawk and other members of their immediate families (the "Schawk Family") entered into a certain Registration Rights Agreement as of December 30, 1994, pursuant to which the Company has agreed, upon the request of the Schawk Family, to register, at any time after January 1, 1996, all or a portion of the shares of Class A Common Stock received by the Schawk Family in the Merger.
The costs of such registration shall be borne by the Company exclusive of underwriting discounts and commissions.

                     JOINT REPORT ON EXECUTIVE COMPENSATION

         Under the supervision of the Executive Committee and the Option Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's executive officers with those of its stockholders. In furtherance of these goals, annual base salaries are generally set at or below competitive levels. The Company relies to a large degree on annual bonus, if any, and stock option incentives to attract and retain executive officers and other key employees of outstanding ability, and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are closely tied to the performance of the Company and the individual in a manner that encourages a sharp and continuing focus on building profitability and stockholder value.

         During 1993, the Executive Committee reviewed, reevaluated and approved an annual salary plan for the Company. This salary plan was developed based on industry, peer group and market surveys, and performance judgments as to the past and expected future contributions of the individual executive officer targeting the salaries to the median level of such comparable companies.

         Individual bonus arrangements can be established for certain key executive officers to attain a particular or group of particular goals or levels of performance. The Company entered into a bonus plan with Mr. Kay and three other executive officers pursuant to which they are entitled to receive bonus amounts ranging from 20% to 40% of their annual salary based on the Company attaining 100% to 140% of certain specified pre-tax profit levels. The Company did not meet its specified pre-tax profit levels for 1995. In 1995, no cash bonus was paid to Mr. Kay and limited cash bonuses were paid to certain other executive officers of the Company.

         The cash compensation paid to Clarence W. Schawk, David A. Schawk, Mr. Sarkisian and Ms. Graul was determined by the Board of Directors of the Company for fiscal year 1995.

         As a consequence of the Merger, the Company assumed employment agreements entered into by Old Schawk and Clarence W. Schawk and David A. Schawk, respectively, after approval by the Board of Directors (Clarence W. Schawk and David A. Schawk abstaining from such vote). These agreements were amended and restated effective October 1, 1994, after a review by the board of directors of Old Schawk of comparable base salaries for executives of similarly situated companies. The agreements provide for base salary, and annual bonuses based on formula performance measures. The Board of Directors can adjust the base salary annually based upon merit review. See "Executive Compensation - Employment and Non-Competition Agreements."

         During each fiscal year the Option Committee considers the desirability of granting executive officers and other key employees of the Company stock options under the 1988 Equity Option Plan. The granting of stock options is based upon the overall performance of the Company and the performance of the particular employee. The Option Committee considers such performance and the recommendations of management in determining the amounts recommended to be granted. The Option Committee believes its pattern of grants has successfully focused the Company's executive officers and other key employees on building profitability and stockholder value. For fiscal 1995, options were granted to executive officers, including Mr. Kay, in furtherance of this philosophy. The number of options granted to the respective executive officers reflects the Option Committee's assessment of the particular officer's level of responsibility and its desire to match the award level with the executive's responsibility level. The purpose of these awards is to reward such officers for their performance with respect to the Company and to give such officers a stake in the Company's future, which is directly aligned with the creation of stockholder value.

         The Executive Committee does not believe that the provisions of the Revenue Reconciliation Act of 1993 will limit the deductibility of compensation expected to be paid by the Company, however, the Executive Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

         This report is submitted by the members of the Company's Executive Committee and Option Committee:

         Executive Committee:               Option Committee:
         Clarence W. Schawk                 Judith W. McCue
         David A. Schawk                    Robert F. Meinken
         Ronald J. Kay                      John T. McEnroe
         A. Alex Sarkisian                  Hollis W. Rademacher
         John T. McEnroe

                               PERFORMANCE GRAPH

         The graph below sets forth a comparison of the yearly percentage change in the cumulative total return for the five year period beginning December 31, 1990, on the Company's Class A Common Stock, the RUSSELL 2000 Small Stock Index ("RUSSELL 2000"), a broad-based market index, and a peer group of common stocks of 10 companies (the "Peer Group"), which the Company selected based on the comparable businesses of these companies to the businesses of the Imaging and Information Technologies Group and the Plastics Group.

Comparison of Five-Year Cumulative Total Return*
Schawk, Inc., Russell 2000 Index And Peer Group
(Performance Results Through 12/31/95)


                        Schawk, Inc.         Russell 2000 Index        Peer Group

1990                      $100.00                      $100.00          $100.00
1991                      $167.09                      $146.05          $163.70
1992                      $191.03                      $173.75          $172.94
1993                      $190.91                      $205.64          $174.88
1994                      $225.27                      $205.71          $201.56
1995                      $145.57                      $258.89          $284.75

Assumes $100 invested at the close of trading 12/90 in Schawk, Inc. common stock, Russell 2000 Index, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or ommissions contained herein.

         The Merger of the Old Schawk Companies into the Company was effective on December 30, 1994.

         The Company has selected a different "peer group" from last year's proxy statement, which consisted of the Value Line Chemicals: Diversified Index, a group of 16 specialty chemical industry manufacturers. The Company believes that the Value Line Chemicals: Diversified Index is no longer an appropriate performance measure given the dual business lines of the Company that resulted from the Merger.

         The relative performance of the Company's Class A Common Stock, the RUSSELL 2000, the Peer Group and Value Line Chemicals: Diversified Index is as follows:

Name                           1990         1991          1992         1993         1994         1995
- ----                           ----         ----          ----         ----         ----         ----
Schawk, Inc.                  100.00       167.09        191.03       190.91       225.27       145.57
Russell 2000 Index            100.00       146.05        172.94       205.64       201.56       258.89
Peer Group                    100.00       163.70        173.75       174.88       205.71       284.75
Chemicals Diversified Index   100.00       126.64        124.43       146.60       155.93       191.65

         The Joint Report on Executive Compensation and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the shares beneficially owned as of March 18, 1996, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock; (ii) by each Director of the Company, including the nominees for reelection as Directors; and (iii) by all Directors and officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                                   Amount of               Percentage of
                 Name of Beneficial Owner                   Beneficial Ownership(1)      Class Outstanding
- ---------------------------------------------------------   -----------------------   ------------------------
Clarence W. Schawk(2) . . . . . . . . . . . . . . . .           10,747,468 (3)                 55.50%
David A. Schawk(2)  . . . . . . . . . . . . . . . . .            1,586,688 (4)                  8.19
Ronald J. Kay . . . . . . . . . . . . . . . . . . . .               39,041 (5)                     *
Larry Larkin  . . . . . . . . . . . . . . . . . . . .               90,334 (6)                     *
A. Alex Sarkisian . . . . . . . . . . . . . . . . . .              920,187 (7)(8)               4.76
Marie Meisenbach Graul  . . . . . . . . . . . . . . .               23,094 (9)                     *
John T. McEnroe . . . . . . . . . . . . . . . . . . .               11,065(10)                     *
Judith W. McCue . . . . . . . . . . . . . . . . . . .               12,839(11)                     *
Robert F. Meinken . . . . . . . . . . . . . . . . . .                8,538(12)                     *
Hollis W. Rademacher  . . . . . . . . . . . . . . . .                5,998(13)                     *
Cathy Ann Schawk(2)(14) . . . . . . . . . . . . . . .            1,263,961                      6.54
Judith Lynn Gallo(2)(15)  . . . . . . . . . . . . . .            1,435,796(16)                  7.43
Lisa Beth Stearns(2)(17)  . . . . . . . . . . . . . .            1,038,311                      5.38
Executive Officers and Directors as a group
   (14 persons) . . . . . . . . . . . . . . . . . . .           13,560,035(18)                 68.80%

_________________
   *Less than 1%

 (1) Unless otherwise indicated, (i) beneficial ownership is direct and (ii) the person indicated has sole voting and investment power.


 (2) Each is a member of the Schawk Family. The address for each of the Schawk Family members is 1695 River Road, Des Plaines, Illinois 60018.

 (3) Includes currently exercisable options to purchase 48,379 shares, 3,777 shares held in joint tenancy with Mr. Schawk's wife, and 3,060,727 shares held directly by Mr. Schawk's wife. Does not include 1,586,688 shares beneficially owned by Clarence W. Schawk's son David A. Schawk, or an aggregate of 4,627,599 shares beneficially owned by Clarence W. Schawk's daughters Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of his grandchildren. Mr. Schawk does not share voting power or investment authority over shares of the Company held by or on behalf of his children or grandchildren.

 (4) Includes currently exercisable options to purchase 48,379 shares. Does not include 10,747,468 shares beneficially owned by David A. Schawk's father, Clarence W. Schawk, or an aggregate of 4,627,579 shares beneficially owned by or held in family trusts for the benefit of David A. Schawk's sisters Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, and certain of Clarence W. Schawk's grandchildren. Includes 350 shares held in joint tenancy and as custodian for minors gifted to David A. Schawk's friends.

 (5) Includes currently exercisable options to purchase 30,336 shares.

 (6) Includes currently exercisable options to purchase 89,333 shares.

 (7) Includes currently exercisable options to purchase 28,352 shares.

 (8) Includes 889,531 shares held by various Schawk Family trusts for the benefit of certain of Clarence W. Schawk's grandchildren with respect to which Mr. Sarkisian has voting and dispositive power.

 (9) Includes currently exercisable options to purchase 21,682 shares.

(10) Includes currently exercisable options to purchase 8,338 shares and 1,726 owned indirectly by Mrs. McEnroe.

(11) Includes the indirect ownership of 1,001 shares placed in a retirement trust account and currently exercisable options to purchase 8,338 shares.

(12) Includes currently exercisable options to purchase 8,338 shares.

(13) Includes currently exercisable options to purchase 4,998 shares.

(14) Ms. Schawk is the daughter of Clarence W. Schawk and sister of David A. Schawk, Judith Lynn Gallo and Lisa Beth Stearns.

(15) Ms. Gallo is the daughter of Clarence W. Schawk and the sister of David A. Schawk, Cathy Ann Schawk and Lisa Beth Stearns.

(16) Includes shares held by two Schawk Family trusts with respect to which Ms. Gallo has voting and dispositive power.

(17) Ms. Stearns is the daughter of Clarence W. Schawk and the sister of David
     A. Schawk, Cathy Ann Schawk and Judith Lynn Gallo.

(18) Includes currently exercisable options to purchase an aggregate of 396,327 shares held by certain executive officers and Directors.

         In addition to the shares of Class A Common Stock reflected in the above table, members of the Schawk Family beneficially own 19,800 shares of Series A Preferred Stock of the Company and 5,207 shares of Series B Preferred Stock of the Company.

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports forwarded to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with, except that one report, covering one transaction, was filed late by each of Clarence W. Schawk and David A. Schawk.

                              CERTAIN TRANSACTIONS

         Clarence W. Schawk owns Geneva Waterfront, Inc., a Wisconsin corporation that owns The Geneva Inn, a hotel in Geneva, Wisconsin. Prior to the Merger, Geneva Waterfront, Inc. employees were eligible to participate in Old Schawk's health plan and such persons continue to be eligible to participate in the Company's health plan. Old Schawk was reimbursed for the full costs of such insurance in the past. Old Schawk believed that this arrangement benefitted the company because it enhanced Old Schawk's bargaining power with its health insurance providers. The arrangement is beneficial to Geneva Waterfront, Inc. because it enables Geneva Waterfront, Inc. to purchase health insurance for its employees at a lower cost than it would be able to obtain independently. In 1995, the Company received $174,875 in insurance premium reimbursements from Geneva Waterfront, Inc.

         The Imaging and Information Technologies Group facilities at 1200 West Monroe Street, Chicago, Illinois are leased from The Clarence W. Schawk 1979 Children's Trust, a trust established for the benefit of the children of Clarence W. Schawk, including David A. Schawk. Based on third-party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1995 under this lease was $380,000.

         The Imaging and Information Technologies Group facility at 1600 East Sherwin Avenue, Des Plaines, Illinois is leased from C.W. Properties, Chicago, a group consisting of a Missouri corporation and certain individuals, all of whom are unrelated to the Schawk Family. The lease provides for an option to purchase the building and the adjoining property at 70% of the fair market value. The option is held by Graphics IV, Ltd., an Illinois limited partnership ("Graphics IV"). The limited partners of Graphics IV are David A. Schawk and the daughters of Clarence W. Schawk, all of whom were beneficial owners of Old Schawk. Based on third party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1995 under this lease was $670,986.

         The Schawk Family entered into a certain Registration Rights Agreement dated as of December 30, 1994, pursuant to which the Company has agreed, upon the request of the Schawk Family, to register, at any time after January 1, 1996, all or a portion of the shares of Class A Common Stock received by the Schawk Family in the Merger. The costs of such registration shall be borne by the Company exclusive of underwriting discounts and commissions.

         Old Schawk paid to the Schawk Family in the form of notes payable a dividend in the aggregate amount of approximately $8.8 million, which approximated the income taxes estimated to be payable by the Schawk Family with respect to earnings through the date of the Merger. Such notes bore interest at 5% per annum. The remaining balance on the notes payable was $5,765,271 on December 31, 1995.

                            INDEPENDENT ACCOUNTANTS

         As of the date of this Proxy Statement, the Board of Directors has not selected the independent accountants for the Company for fiscal 1996. Prior to the Annual Meeting, the Audit Committee may recommend to the Board of Directors independent accountants for fiscal 1996. In the event the Board of Directors selects independent accountants for 1996 before the Annual Meeting, such selection will be announced at the Annual Meeting.

         The Board of Directors selected Ernst & Young LLP as the independent accountants for the Company for fiscal 1995 based upon the recommendation of the Audit Committee. Representatives of Ernest & Young LLP are expected to be present at the Annual Meeting and will be available to respond to any appropriate questions raised at the meeting and to make a statement if such representatives so wish.

         Filtertek's principal accountant from 1983 through January 16, 1995 was Arthur Andersen LLP. The Old Schawk Companies' principal accountant from January 1, 1992 through December 30, 1994 was Ernst & Young LLP.

         On January 16, 1995, the Board of Directors decided to continue to retain Arthur Andersen LLP to audit the Plastics Group and Ernst & Young LLP to audit the Imaging and Information Technologies Group for the fiscal year ended December 31, 1994. However, as a result of the Merger, Ernst & Young LLP became the Company's principal accountants because under accounting rules the financial statements of the Old Schawk Companies are treated as the financial statements of the Company. Consequently, Ernst & Young LLP delivered an audit opinion on behalf of the Company for the fiscal year ended December 31, 1994. Arthur Andersen LLP delivered an audit opinion with respect to the Plastics Group for the year ended December 31, 1994 and Ernst & Young LLP referred to such opinion in delivering its audit opinion on behalf of the Company.

         The Company and Arthur Andersen LLP have not disagreed on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure in connection with the audit for the Company's 1994 fiscal year or during the period January 1, 1995 to January 16, 1995. The Board of Directors determination not to retain Arthur Andersen LLP was not based on the expectation that any such disagreement would arise in connection with the audit of its financial statements for the year ended December 31, 1994, but rather by virtue of the Merger.

         Arthur Andersen LLP's reports on the financial statements of Filtertek, Inc. for the fiscal year ended December 31, 1993 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

         Other than as described above, Filtertek had not engaged or otherwise consulted with Ernst & Young LLP regarding any matter relating to Filtertek's financial statements, and no written report or oral advise was provided to Filtertek, Inc. by Ernst & Young LLP regarding any decision of Filtertek as to any accounting, auditing or financial reporting issue.

                                 OTHER MATTERS

         The Board of Directors know of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intend that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Stockholder proposals for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders must be received by the Company not later than December 6, 1996. The person submitting the proposal must have been a record or beneficial owner of shares of Class A Common Stock for at least one year, and the securities so held must have a market value of at least $1,000.

                                             By Order of the Board of Directors,





Des Plaines, Illinois                        A. ALEX SARKISIAN, Esq.
April 5, 1996                                Secretary

                                  SCHAWK, INC.

                                  SCHAWK, INC.
                  1695 RIVER ROAD, DES PLAINES, ILLINOIS 60018

                                     PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints A. Alex Sarkisian, Esq. as Proxy, with the power to appoint his substitute and hereby authorizes him to represent and to vote as designated below, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 18, 1996, at the Annual Meeting of Stockholders to be held on May 15, 1996, or any adjournment thereof.


1.       FOR the election of the nominees for Director of Schawk.

         FOR all nominees listed below (except as withheld in the space provided) WITHHOLD AUTHORITY to vote for all nominees listed below


              Clarence W. Schawk                Larry Larkin
              David A. Schawk                   Judith W. McCue, Esq.
              A. Alex Sarkisian, Esq.           Ronald J. Kay
              Marie Meisenbach Graul            Hollis W. Rademacher
              Robert F. Meinken                 John T. McEnroe, Esq.


         ________ FOR                           ________ WITHHELD FOR ALL

         Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the lines provided below.

         ___________________________________________________
         ___________________________________________________
         ___________________________________________________

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

THE BOARD OF DIRECTORS OF SCHAWK, INC. RECOMMEND A VOTE FOR PROPOSAL 1. Please mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed within the United States or Puerto Rico.


Dated ________________________, 1996           _________________________________
                                               Signature


                                               _________________________________
                                               Signature if held jointly

                                               Please sign exactly as name
                                               appears hereon, joint owners
                                               should each sign.  When signing
                                               as Attorney, Executor,
                                               Administrator, or Guardian,
                                               please give full title as such.
                                               If signer is a corporation,
                                               please sign with the full
                                               corporation name by duly
                                               authorized officer or director.





                                     - 2 -